EXHIBIT 5.1


                                  June 20, 1997



Monterey Homes Corporation
6613 North Scottsdale Road
Suite 200
Scottsdale, Arizona 85250

                  Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

                  We have acted as counsel to Monterey Homes Corporation, a Maryland corporation (the "Company"), in connection with its proposed public offering of 212,398 Warrants to purchase 256,345 shares of Common Stock (the
"Warrant Shares"), $0.01 par value ("Warrants") pursuant to a Registration Statement filed on Form S-1 on the date hereof ("Registration Statement").

                  In that connection, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including the Charter, and By-laws of the Company. We have assumed without independent verification the genuineness of signatures, the authenticity of documents, and the conformity with originals of copies.

                  Based on the foregoing, we are of the opinion that the Warrants have been validly issued and that the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant Agreement filed as Exhibit
4.2 to the  Registration  Statement  and of the  Assumption  Agreement  filed as
Exhibit 4.3 to the Registration Statement, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement and incorporation by reference into the Registration Statement and to the reference to our firm under "Legal Matters" in the Prospectus included in the Registration Statement.

                  By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Very truly yours,


                                        Venable, Baetjer & Howard